Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL 60181, (630) 954-0400

FOR IMMEDIATE RELEASE		April 29, 2009

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Herbert F. Imhoff, Jr.
Chief Executive Officer and President
Phone (630) 954-0495 Fax (630) 954-0592
E-mail invest@genp.com

General Employment Reports Second Quarter Results

OAKBROOK TERRACE, IL – General Employment Enterprises, Inc. (NYSE Amex: JOB) reported consolidated net revenues for the quarter ended March 31, 2009 of $2,472,000, compared with consolidated net revenues of $3,889,000 reported for the same period last year. Contract service revenues for the quarter were $1,398,000, down 32% from the same period last year. Placement service revenues of $1,074,000 decreased 41% from last year.

The Company had a net loss of $1,088,000, or $.21 per share, in the second fiscal quarter of this year, compared with a net loss of $523,000, or $.10 per share, in the second quarter last year.

Commenting on the Company’s performance, Herbert F. Imhoff, Jr., board chairman and CEO said, “It was an extremely challenging environment in the employment industry during the quarter. The demand for our services was depressed by employment conditions throughout the country, as employers announced substantial layoffs and 2.0 million Americans lost their jobs. The national unemployment rate rose to 8.5% in March 2009.”

Mr. Imhoff, Jr. continued, “This quarter, we executed a number of strategies to manage our business during the economic downturn. They include a 22% reduction in executive compensation that was effective as of January 1, 2009 and a 24% reduction in the size of our sales and recruiting staff. Although it was necessary to reduce operating costs during the downturn, we were also mindful of the importance of retaining our most experienced and qualified personnel, so that we will be in a position to take advantage of business opportunities in the future.”

Mr. Imhoff concluded by saying, “Our greatest accomplishment during the quarter was reaching an agreement to raise almost $2 million in cash through the sale of shares to PSQ. The transaction will provide the Company with additional liquidity to continue operations.”

As previously announced on March 30, 2009, the Company has signed a definitive securities purchase and tender offer agreement (the “Purchase Agreement”) under which PSQ, LLC will acquire a controlling interest in General Employment. Under the terms of the agreement, PSQ has agreed to (1) purchase from General Employment 7,700,000 newly issued shares of Common Stock of General Employment at a purchase price of $0.25 per share for a total purchase price of $1,925,000, and (2) commence a cash tender offer to purchase from General Employment’s shareholders up to 2,500,000 outstanding shares of Common Stock at a purchase price of $0.60 per share. The share purchase and the tender offer are subject to certain customary closing conditions, including receipt of approval from General Employment’s shareholders in favor of the share purchase.

Six Months Results

For the six months ended March 31, 2009, the Company had a net loss of $1,864,000, or $.36 per share, compared with a net loss of $750,000, or $.15 per share, for the same period last year. Consolidated net revenues for the six-month period were $5,359,000, down 32% compared with $7,853,000 last year.

Business Information

General Employment provides professional staffing services through a network of 16 branch offices located in nine states, and specializes in information technology, accounting and engineering placements.

The Company’s business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company’s business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company’s future performance include, but are not limited to, general business conditions, the demand for the Company’s services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company’s business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

The statements made in this press release which are not historical facts are forward-looking statements. These forward-looking statements include statements regarding the acquisition of shares pursuant to the tender offer commenced by PSQ, the consummation of the sale of shares by the Company to PSQ, the filing of documents and information with the Securities and Exchange Commission (“SEC”), other future or anticipated matters regarding the transactions discussed in this press release and the timing of such matters. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, in addition to those set forth in the preceding paragraph and without limitation: (1) the risk that the conditions to the closing of the tender offer by PSQ or the sale of shares to PSQ set forth in the Purchase Agreement will not be satisfied, (2) changes in the Company’s business during the period between the date of this press release and the closing of the transactions contemplated by the Purchase Agreement, (3) obtaining regulatory approvals (if required) for the transactions, (4) the risk that the transactions will not be consummated on the terms or timeline first announced, and (5) those factors set forth under the heading “Forward-Looking Statements” in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008, and in the Company’s other filings with the SEC. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months Ended March 31		Six Months Ended March 31

	2009	2008	2009	2008

Net revenues:
Contract services	$1,398	$2,058	$2,943	$3,860
Placement services	1,074	1,831	2,416	3,993

Net revenues	2,472	3,889	5,359	7,853
Cost of contract services	1,017	1,374	2,053	2,609
Selling, general and administrative expenses	2,530	3,038	5,086	6,044

Loss from operations	(1,075)	(523)	(1,780)	(800)
Investment income (loss)	(13)	—	(84)	50

Net loss (1)	$(1,088)	$(523)	$(1,864)	$(750)

Average number of shares - basic and diluted	5,165	5,165	5,165	5,162

Net loss per share - basic and diluted	$(.21)	$(.10)	$(.36)	$(.15)

(1)	There were no credits for income taxes as a result of the pretax losses during the periods, because there was not sufficient assurance that future tax benefits would be realized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	March 31 2009	September 30 2008

Assets:
Cash and cash equivalents	$2,464	$4,165
Other current assets	1,281	1,627

Total current assets	3,745	5,792
Property and equipment, net	671	791
Other assets	194	419

Total assets	$4,610	$7,002

Liabilities and shareholders’ equity:
Current liabilities	$1,370	$1,507
Other liabilities	—	419
Shareholders’ equity	3,240	5,076

Total liabilities and shareholders’ equity	$4,610	$7,002